EXHIBIT 99.1

For Release February 20, 2008; 8:00 AM EST

CYBERONICS REPORTS OPERATING PROFIT FOR THIRD QUARTER FY08
AND ANNOUNCES SHARE REPURCHASE PROGRAM

Epilepsy Sales Increase Significantly

HOUSTON, Texas, February 20, 2008 -- Cyberonics, Inc. (NASDAQ:CYBX) today announced results for the fiscal year 2008 third quarter ended January 25, 2008.

Financial highlights

Net sales
Net sales for the third quarter of fiscal 2008 were $29.3 million, compared to $28.9 million in the second quarter of fiscal 2008 and $31.7 million in the third quarter of fiscal 2007.  Net sales for the nine months ended January 25, 2008 were $87.3 million, compared to $99.5 million in the comparable period of the prior year; net sales in fiscal 2008 attributable to the epilepsy indication of $82.6 million have increased by 9.4% over fiscal 2007.

U.S. net sales for the third quarter of fiscal 2008 declined to $22.2 million, compared with $26.6 million in the comparable period of fiscal 2007.  Overall, U.S. net sales declined due to the continued reduction in the number of VNS Therapy Systems attributable to treatment-resistant depression (“TRD”), following both the preliminary and final non–coverage determinations by the Centers for Medicare and Medicaid Services in February 2007 and May 2007, respectively; however, net sales attributable to the epilepsy indication increased by approximately 13% over the comparable prior year quarter.

International net sales increased by 36% to a record $6.9 million, up from the $5.1 million reported in the third quarter of fiscal 2007, due primarily to unit growth of 20%, the impact of foreign currency movements and improved pricing.

Net sales include $167,000 relating to the license fee of $9.5 million received during the third quarter.  It is anticipated that this license fee will be recognized at a quarterly rate of $373,000 through the end of fiscal 2014.  The unamortized amount is reflected as deferred revenue in long-term liabilities.

Gross margin
The gross margin for the third quarter of fiscal 2008 represented 83% of net sales compared with an 84% gross margin reported in the second quarter of fiscal 2008 and an 84% gross margin in the third quarter of fiscal 2007.  For the nine months ended January 25, 2008 gross margin represented 83% of net sales, as compared with 87% in the first nine months of fiscal 2007.

Operating expense reduction
Operating expenses for the third quarter of fiscal 2008 totaled $24.0 million, a reduction of $4.0 million from the $28.0 million reported in the second quarter of fiscal 2008, and a reduction of $21.4 million from the $45.4 million reported for the third quarter of fiscal 2007.  For the nine months ended January 25, 2008, operating expenses totaled $83.4 million, a reduction of $42.9 million from the $126.3 million reported in the comparable period of fiscal 2007.

The reduction in operating expenses was facilitated primarily by previously announced expense reduction efforts.  The prior year periods, which ended on January 26, 2007, included $8.2 million of charges relating to the resignations of former executives.

Included in expenses for the quarter ended January 25, 2008 was $2.7 million for stock-based compensation expense, compared to $7.2 million in the comparable period of the prior year.  For the nine-month periods, the comparable amounts were $9.0 million in fiscal 2008 and $16.4 million in fiscal 2007.

Operating earnings / (loss)
The company reported an operating profit of $0.3 million in the recently completed quarter, compared with an operating loss of $18.7 million in the third quarter of fiscal 2007.

Other expenses, net
Included in interest expense for the quarter ended January 25, 2008 was $0.6 million relating to the previously announced termination of the revolving line of credit.

Net loss
The company reported a net loss of $1.0 million, or $0.04 per share for the third quarter, compared to a loss of $19.4 million, or $0.76 per share, in the same period of the prior year.  For the nine-month period ended January 25, 2008, we reported a net loss of $13.2 million, or $0.50 per share, compared to a loss of $40.4 million, or $1.59 per share, in the nine-month period ended January 26, 2007.

Balance sheet
The Company’s cash balances have increased by $5.1 million since the end of the prior fiscal year.  This increase reflects an improvement in operating results, including positive operating cash flow in the most recent quarter and receipt of the licensing fee referred to earlier, offset by the repayment of all amounts owed under the revolving line of credit.

Share repurchase program
The company’s Board of Directors (“Board”) has authorized the repurchase of up to one million shares of the company’s outstanding common stock.  The company anticipates the share repurchase program will be implemented using open-market purchases.  The number of shares actually repurchased and the timing of any repurchases will depend on factors such as the stock price, economic and market conditions, and corporate and regulatory requirements.  The share repurchase program may be suspended or discontinued at any time.  The repurchase program announced today supersedes the repurchase program announced in May 2006.

Progress towards objectives
As announced previously, the company’s objectives are to:
•	Return to positive cash flow and profitability as soon as possible;
•	Build sustainable growth in the company’s core epilepsy business;
•	Refine the company’s clinical and payor strategies for depression;
•	Continue to seek partnership opportunities; and
•	Improve communication with all stakeholders.

"During our fiscal third quarter, we again made good progress in several areas.  With respect to our first objective, we achieved a small operating profit, the first in more than three years, and positive operating cash flow.  While we are encouraged by this result, which reflects the ongoing effort of all our employees, we will continue to focus on improving our profitability,” commented Dan Moore, Cyberonics’ President and Chief Executive Officer.  “Secondly, our domestic epilepsy business is growing, as evidenced by a 9% growth in units sold, and revenue growth of approximately 13%, over the third quarter of FY07.  We continue to enjoy strong growth in our international business, which delivered 34% growth in epilepsy revenue.  Globally, epilepsy revenue grew by 17% over the prior year.  While our January price increase had little impact on the recently completed quarter, we expect it to contribute more significantly in future periods.

“After consulting with clinical and reimbursement experts, we have developed a plan for our depression indication.  We have also engaged an investment bank to find a financial partner to assist in execution of the plan, which includes the possible transfer of the depression indication to a separate entity in which we expect to maintain at least a minority interest.

“The licensing activity that we announced in December is a clear indication of our progress toward our fourth objective.  We intend to continue to seek appropriate partnership opportunities.

“Our balance sheet, particularly our cash position, has improved over the course of the year, and at the appropriate time, will provide management with resources to enhance the value of the company to shareholders.

“The share repurchase program underscores our ongoing commitment to increase shareholder value and the Board’s confidence that we are poised for future growth.  Overall, we made solid progress on all fronts, strengthening the company’s position in the neuromodulation device business sector. We expect this progress to continue.”

Additional details of progress toward objectives and sales by geography, indication, and product line will be provided during the upcoming conference call and in the accompanying presentation slides, as detailed below.

Third quarter results conference call instructions
A conference call to discuss third quarter results will be held at 9:00 AM EST today, Wednesday, February 20, 2008. To listen to the conference call live by telephone dial 877-313-8035 (if dialing from within the U.S.) or 706-679-4838 (if dialing from outside the U.S.).  The conference ID is 32545211; the leader is Dan Moore.  Presentation slides will be available on-line at www.cyberonics.com no later than 8:00 AM EST on Wednesday, February 20, 2008.  A replay of the conference call will be available approximately two hours after the completion of the conference call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.).  The replay conference ID access code is 32545211. The replay will be available for one week on the above number, and subsequently on the Company’s website.

About VNS Therapy and Cyberonics
Information on Cyberonics, Inc. and VNS TherapyTM is available at www.cyberonics.com and www.vnstherapy.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," and "forecast," or other similar words.  Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable.  We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable.  Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning improving our profitability, finding a financial partner for the depression indication, executing our plan to develop reimbursement coverage for depression, transferring the depression indication to a separate entity, maintaining at least a minority interest in such separate entity, seeking appropriate partnership opportunities, improving our cash position, enhancing the value of the company to shareholders, growing the company’s business and continuing to strengthen the company’s position in the neuromodulation device business sector. Our actual results may differ materially.  Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of other indications; satisfactory completion of post-market studies required by the U.S. Food and Drug Administration as a condition of approval for the treatment-resistant depression indication; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new indications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management's estimates of future expenses and sales; the results of the previously disclosed governmental inquiries; the potential identification of material weaknesses in our internal controls over financial reporting; risks and costs associated with such governmental inquiries and any litigation relating thereto or to our stock option grants, procedures, and practices (including the previously disclosed private litigation); uncertainties associated with stockholder litigation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission (SEC).  For a detailed discussion of these and other cautionary statements, please refer to our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 27, 2007.

Contact information

Greg Browne, CFO
Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, TX 77058
Main:  (281) 228-7262
Fax:  (281) 218-9332
ir@cyberonics.com

CYBERONICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 25, 2008	April 27, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$89,921,805	$84,804,876
Restricted cash	1,000,000	1,000,000
Accounts receivable, net of allowances of $234,005 and $308,083, respectively	18,572,003	18,914,206
Inventories	14,641,064	17,580,830
Other current assets	2,738,241	3,127,345
Total Assets	126,783,113	125,427,257
Property and equipment, net of accumulated depreciation of $20,509,982 and $19,606,513, respectively	5,940,715	8,028,037
Other assets	3,417,964	4,189,589
Total Assets	$136,231,792	$137,644,883

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Line of credit	$––	$7,500,000
Accounts payable	2,902,756	5,951,931
Accrued liabilities	13,603,062	14,844,266
Convertible notes	125,000,000	125,000,000
Other	––	115,731
Total Current Liabilities	141,505,818	153,411,928

Total Long-Term Liabilities	9,539,932	295,184
Total Liabilities	151,045,750	153,707,112

Commitments and Contingencies
Stockholders' Deficit:
Total Stockholders' Deficit	(14,813,958)	(16,062,229)
Total Liabilities and Stockholders' Deficit	$136,231,792	$137,644,883

CYBERONICS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended

	January 25, 2008	January 26, 2007	January 25, 2008	January 26, 2007

Net sales	$29,315,933	$31,664,282	$87,338,098	$99,536,598
Cost of sales	5,070,670	4,927,368	15,198,541	12,532,642
Gross Profit	24,245,263	26,736,914	72,139,557	87,003,956
Operating Expenses:
Selling, general and administrative	18,962,999	37,965,880	66,180,934	104,970,499
Research and development	5,017,210	7,431,792	17,211,028	21,359,752

Total Operating Expenses	23,980,209	45,397,672	83,391,962	126,330,251
Operating Earnings/(Loss)	265,054	(18,660,758)	(11,252,405)	(39,326,295)

Interest income	995,814	1,197,520	3,145,845	3,616,238
Interest expense	(1,898,992)	(1,564,336)	(4,698,988)	(4,360,277)
Other expense, net	(350,156)	(336,451)	(391,254)	(260,195)
Loss before income taxes	(988,280)	(19,364,025)	(13,196,802)	(40,330,529)
Income tax expense	9,036	21,275	41,317	81,861
Net Loss	$(997,316)	$(19,385,300)	$(13,238,119)	$(40,412,390)

Basic loss per share	$(0.04)	$(0.76)	$(0.50)	$(1.59)
Diluted loss per share	$(0.04)	$(0.76)	$(0.50)	$(1.59)

Shares used in computing basic loss per share	26,718,715	25,478,530	26,549,395	25,403,666
Shares used in computing diluted loss per share	26,718,715	25,478,530	26,549,395	25,403,666